Exhibit 99.1

2nd Quarter Earnings Supplement July 26, 2012

EverBank Financial Corp Announces Pricing of Preferred Stock Offering
JACKSONVILLE, FL, November 5, 2012 - EverBank Financial Corp (“EverBank”) (NYSE: EVER) today announced the pricing of a public offering of 6,000,000 depositary shares, each representing a 1/1,000th interest in a share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, at a price of $25.00, resulting in gross proceeds of $150.0 million. Dividends will be paid quarterly in arrears, when, as and if declared, commencing on January 5, 2013. EverBank intends to use the net proceeds of this offering for general corporate purposes, which may include organic growth or the acquisition of businesses or assets that are complementary to our present business and provide attractive risk-adjusted returns. The offering is expected to close on November 13, 2012, subject to customary conditions.

BofA Merrill Lynch, Morgan Stanley, UBS Investment Bank and Goldman, Sachs & Co, acted as joint book-running managers. Raymond James acted as lead manager and Deutsche Bank Securities, Keefe, Bruyette & Woods and Sterne Agee were co-managers.

The offering will be made only by means of a prospectus. Copies of the prospectus, when available, may be obtained from BofA Merrill Lynch, 222 Broadway, 11th Floor, New York, NY, 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com; or from Morgan Stanley & Co. LLC, Attention Prospectus Department, 180 Varick Street, New York, NY 10014, or by email at prospectus@morganstanley.com; or from UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, (877) 827-6444, ext. 561 3884 and from Goldman, Sachs & Co., Attn: Prospectus Dept., 200 West St., New York, NY 10282, fax (212) 902-9316, e-mail prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these or any other securities, nor will there be any sale of these or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $16.5 billion in assets and $11.8 billion in deposits as of September 30, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to customers through the internet, over the phone, through the mail and at its Florida-based financial centers.

Media Contact
Michael Cosgrove
904-623-2029
Michael.Cosgrove@EverBank.com

Investor Relations
877-755-6722
investor.relations@everbank.com

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